                                                                    Exhibit 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in the registration statement (Form S-8 No. 333-96235) pertaining to The 1996 Stock Option Plan and The 1999 Stock Option and Grant Plan of MCK Communications, Inc., the registration statement (Form S-8 No. 333-49946) pertaining to The 2000 Director Stock Option Plan of MCK Communications, Inc., and the registration statement (Form S-8 No. 333-51218) pertaining to The 2000 Employee Stock Purchase Plan of MCK Communications, Inc. of our report dated June 7, 2002 with respect to the consolidated financial statements of MCK Communications, Inc. included in the annual report (Form 10-K) for the year ended April 30, 2002.


                                                /s/ Ernst & Young LLP


Boston, Massachusetts
August 11, 2002